2001 Spring Road, Suite 400, Oak Brook, I L 60523-3930 • (630) 954-3773 • www.portillos.com

VIA EMAIL
October 3, 2025

Michael A. Miles, Jr.
mmiles@portillos.com

Dear Mike,

This offer letter memorializes the compensation that you receive for your service as our interim President and Chief Executive Officer.

COMPENSATION

Base and Bonus: Your base salary is $60,000.00 per year and is paid on a bi-weekly pay cycle with 26 pay periods per year. Paydays occur every Friday after the end of each pay period. You are not currently eligible to participate in our discretionary annual bonus program. The above base salary will not be eligible for an annual increase during the March 2026 evaluation cycle unless required by law to increase.

Equity: In your new position, you are also eligible to participate in the 2021 Equity Incentive Plan, with the details set out below, subject to final approval by the Board of Directors. Subject to approval by the Board of Directors and to compensate you for your service through December 31, 2025 (the “Initial Term”), you will be granted a restricted stock unit award with a grant date fair value of $1,200,000 (the “Initial Term RSUs”), with the number of shares determined based on our stock price as of October 15, 2025 and which will vest on the one-year anniversary of the date of grant.

Subsequent to your Initial Term and subject to approval by the Board of Directors, you’ll receive a restricted stock unit award with a grant date fair value of $400,000 per month (“Monthly RSUs”), awarded as of the first day of each month while serving as President and Chief Executive Officer. Each of these grants will also vest on the one-year anniversary of the date of grant.

In the event that your service as President and Chief Executive Officer is terminated by the Company before the Initial Term ends other than for cause, and you cease serving as a Director of the Company, your Initial Term RSUs will vest on a prorated basis based on the amount of time served as President and Chief Executive Officer during the Initial Term.

In the event that your service as President and Chief Executive Officer terminates after the Initial Term ends, and you continue serving as a Director of the Company, your Initial Term RSUs and Monthly RSUs will continue to vest according to the normal 12-month schedule, subject to your continued service as a Director of the Company.

In the event that your service as President and Chief Executive Officer terminates after the Initial Term, and you cease serving as a Director of the Company before all Initial Term RSUs and Monthly RSU tranches have vested, your Initial Term RSUs and Monthly RSUs will be treated in accordance with the Company’s normal Board practices.

You will not be eligible to participate in the Company’s Executive Severance or Change In Control Plan or any similar severance pro gram. Any severance benefits, if applicable, will be determined in the Company’s sole discretion or as otherwise set forth in a separate written agreement.

PERKS & BENEFITS TO HELP YOU THRIVE

Technology Allowance: A monthly allowance of $40 is provided to help cover mobile and other work-related technological expenses.

Health & Wellbeing: We offer medical, prescription drug, dental, vision, flexible spending accounts, voluntary benefits, life/AD&D and disability insurance benefits for you and your eligible dependents. Your coverage begins on the first day of the month following 60 days of employment.

Retirement:
•401(k) Savings Plan: You will be eligible to participate 90 days after your date of hire. Set a percentage of your pay contribute up to 50% of your salary (subject to federal limits).
•Non-Qualified Deferred Plan (NQDC): highly compensated team members may be eligible to participate in the NQDC.
•Financial Planning: we offer financial and tax planning programs for our Executive Team Member.

Time Off:
•Unlimited Paid Time Off: Portillo’s offers unlimited time off for Directors, Vice Presidents and Executive Level Team Members.
•Paid Holidays: The Restaurant Support Center observes nine paid holidays each year when the office is closed.

Code Section 409A: It is intended that any amounts payable under this letter shall be exempt from or shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”), and the Company’s and your exercise of authority or discretion hereunder shall comply therewith so as not to subject you to the payment of any interest or additional tax imposed under Section 409A. For purposes of Section 409A, your right to receive installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments.

All offer details, including compensation, bonus plans, and allowances, are subject to change based on business needs, company policies, and any future changes to your position. This is an offer of employment only and should not be construed as an employment contract. Your continued employment with the Company is contingent upon your execution and return of the Company’s standard Confidentiality, Work for Hire and Non-Solicitation Agreement.

Please feel free to contact me via email at jwaite@portillos.com with any questions.

/s/ Jill Waite
Jill Waite, CPO
Portillo’s Hot Dogs LLC

I hereby accept the offer as interim President and Chief Executive Officer of Portillo’s Hot Dogs, LLC.

/s/ Michael A. Miles, Jr.
Signature

October 6, 2025
Date
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